TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement ("Agreement") dated and effective as of May 21, 2015, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Transfer Agent"), and Principal Exchange-Traded Funds, a Delaware statutory trust (the "Trust") .

WHEREAS, the Fund serves as the investment adviser to the Principal Exchange-Traded Funds, a Delaware statutory trust (the "Trust"); and has entered into a Management Agreement with the Trust, the terms of which obligate the Fund to provide the Trust with accounting and other services; and

WHEREAS, the Trust is an open-end management investment company organized as a series trust and currently comprised of a single series (the "Fund"), and is or will be registered with the U.S. Securities and Exchange Commission ("SEC") by means of a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund, on behalf of the Trust, desires to retain the Transfer Agent to furnish certain transfer agency services to the Trust, and the Transfer Agent is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    TERMS OF APPOINTMENT

1.1
Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2
Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Fund, the Trust and each Portfolio, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant's account in the applicable Portfolio on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)
receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the "Custodian");

(iii)
generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation ("NSCC");

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)
at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust ;

(vii)	prepare and transmit by means of DTC's book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(viii)
record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)
maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio's dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)
except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)
The Transfer Agent shall perform such other services for the Trust that are mutually agreed to in writing by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Transfer Agent's reasonable expenses, which are required to perform such other services. Any extraordinary expenses shall be pre-approved by the Fund in writing and such approval shall not be unreasonably withheld. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)
DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio's banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4
Authorized Persons. the Fund, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. the Fund, the Trust and each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the "Order Cut-Off Time"), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio's then-effective Prospectus, and the Fund, the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5
Anti-Money Laundering and Client Screening. With respect to the Trust's or any Portfolio's offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor's and any transferee's funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund or the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction ("Blue Sky") Reporting. If applicable, the Trust shall be solely responsible for its "blue sky" compliance and state registration requirements.

1.7
Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.     FEES AND EXPENSES

2.1
Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2
It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It will remain in material compliance with all material laws and regulations applicable to it in the performance of its duties hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND
The Fund represents and warrants to the Transfer Agent that:

4.1	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	the Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund and the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company.

4.5
A registration statement under the Securities Act of 1933, as amended (the "Securities Act"), has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1
the Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund or the Trust by the Transfer Agent as part of the Fund and the Trust's ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and trustees and their agents, to:

(i)
use such programs and databases solely on the Fund's, the Trust's, or such agents' computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent's applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)
refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(iv)
refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent's computers to the Fund's, the Trust's, or such agents' computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund, the Trust or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)
honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2
Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3
If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS AVAILABLE" BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4
If the transactions available to the Fund or the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	PROPER INSTRUCTIONS

"Proper Instructions," which may also be standing instructions, shall mean instructions received by the Transfer Agent from the Fund, the Trust, its Investment Advisor, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Transfer Agent and the person(s) or entity giving such instruction, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Transfer Agent including, but not limited to, the security procedures selected by the Fund. The Transfer Agent may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions. the Fund shall cause all oral instructions to be confirmed in writing. The Transfer Agent shall be entitled conclusively to rely and act upon Proper Instructions until the Transfer Agent has received notice of any change from the Fund and has had a reasonable time to implement such change. The Transfer Agent may act on a Proper Instruction if it reasonably believes it contains sufficient information, and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification and/or authentication of Proper Instructions. The Transfer Agent may rely upon and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the Fund.

If the Transfer Agent is not provided with reasonable time to execute a Proper Instruction (including any Proper Instruction not to execute, or any other modification to, a prior Proper Instruction) the Transfer Agent will use good faith efforts to execute the Proper (including any inability to change any actions that the Transfer Agent had taken pursuant to the prior Proper Instruction). The inclusion of a statement of purpose or intent (or any similar notation) in a Proper Instruction shall not impose any additional obligations on the Transfer Agent or condition or qualify its authority to effect such Proper Instruction. The Transfer Agent will not assume a duty to ensure that the stated purpose or intent is fulfilled, and will have no responsibility or liability when it follows the Proper Instruction without regard to such purpose or intent.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Transfer Agent an officer's certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund (each, an "Authorized Person"). Such certificate may be accepted and conclusively relied upon by the Transfer Agent and shall be considered to be in full force and effect until receipt by the Transfer Agent of a similar certificate to the contrary.

7.    STANDARD OF CARE I LIMITATION OF LIABILITY

7.1
The Transfer Agent shall at all times act in good faith and without fraud, negligence or willful misconduct in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2
In any event, unless otherwise agreed in writing between the parties, the Transfer Agent's cumulative liability for each calendar year (a "Liability Period") with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust or the Portfolios including, but not limited to, any liability relating to qualification of the Trust or a Portfolio as a regulated investment company or any liability relating to the Trust's or a Portfolio's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2016 and terminating on December 31, 2016 shall be the date of this Agreement through for any special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1
The Transfer Agent shall not be responsible for, and the Fund, the Trust and each applicable Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)
all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, fraud or willful misconduct;

(ii)	any breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund's lack of good faith, gross negligence or willful misconduct;

(iv)
reliance upon, and any subsequent use of or action taken or omitted in good faith, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or the Trust or any other person or firm authorized to act on behalf of the Fund or the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any Proper Instructions of the Fund; (c) any instructions or opinions of legal counsel to the Fund, the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer

Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)
the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)
the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust's demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of the Fund, Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)
any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2
At any time the Transfer Agent may apply to any officer of the Fund or the Trust who is an Authorized Person for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund, the Trust and the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. the Fund shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Board of Trustees of the Trust certified by the Trust's Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2
Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3
Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request. Records may be surrendered in form in which they are maintained by the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent's personnel as witnesses or deponents, the Trust agrees that the Transfer Agent's time and expenses in a routine production hereunder will be treated as a reasonable expense under Section 1.3(i) above and that any extraordinary time and expenses, as well as the fees and expenses of the Transfer Agent's counsel, incurred in a production hereunder shall be treated as an extraordinary expense under Section 1.3(i) above.

9.4
Reports. Upon reasonable request of the Fund, the Transfer Agent shall provide the Fund with a copy of the Transfer Agent's Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). The Transfer Agent shall use commercially reasonable efforts to provide the Fund with such reports or access to records as the Fund may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

10.	CONFIDENTIALITY AND USE OF DATA

10.1
All information provided under this Agreement by a party (the "Disclosing Party") to the other party (the "Receiving Party") regarding the Disclosing Party's business and operations shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party's other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2
(i)    In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates ("Affiliates")) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the the Fund or the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii)    Subject to paragraph (iii) below, the Transfer Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information ("Data") obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund or the Trust and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Transfer Agent and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust. the Fund agrees that the Transfer Agent and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Transfer Agent's compensation for services under this Agreement or such other agreement, and the Transfer Agent and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund or the Trust.

(iii)    Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.3
The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.    EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending May 21, 2020 (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a "Renewal Term") unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement without penalty: (i) in the event of the other party's material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is mutually agreed, within 30 days' written notice of such breach unless the parties agree to extend such cure period, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Portfolio, the Fund shall pay Transfer Agent its compensation due and undisputed and shall reimburse Transfer Agent for its reasonable out-of-pocket expenses associated with such termination. Any extraordinary expenses under this sub paragraph for which the Transfer Agent seeks reimbursement must be pre-approved by the Trust in writing, such approval shall not be unreasonably withheld.

In the event of: (i) the Fund's termination of this Agreement with respect to the Trust or its Portfolio(s) during the Initial Term for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Portfolio (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Transfer Agent during the term with respect to the Trust or such Portfolio) and shall reimburse the Transfer Agent for its reasonable expenses associated with such termination ("Termination Payment"). Any extraordinary expenses under this sub-paragraph for which the Transfer Agent seeks reimbursement must be pre-approved by the Fund in writing, such approval shall not be unreasonably withheld. Promptly upon the Fund's request, the Transfer Agent will deliver the Trust's or such Portfolio's records as set forth herein. Notwithstanding the foregoing, no Termination Payment will be required to be paid by the Fund in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Portfolio and distribution of the Trust's or Portfolio's assets as a result of the Board's determination in its reasonable business judgment that the Trust or such Portfolio is no longer viable, (b) a merger of the Trust or a Portfolio into, or the consolidation of the Trust or a Portfolio with, another entity, or (c) the sale by the Trust or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Portfolio.

Notwithstanding the above, in the event of a for-cause termination of the Custodian Agreement, the Accounting Services Agreement, or the Administration Agreement between State Street and the Fund or the Trust, the Fund at any time may terminate this Agreement in whole or in part without penalty.

12.    ADDITIONAL PORTFOLIOS

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

13.    ASSIGNMENT

13.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.    SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with a transfer agent which is duly registered pursuant to Section 17A(c)(2) of the 1934 Act, including, but not limited to: (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"); (ii) a BFDS subsidiary; (iii) a BFDS affiliate; or (iv) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.     MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2
Massachusetts Law. to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

15.3
Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption; provided that Transfer Agent has notified the Fund promptly when it becomes aware of a specific occurrence or event and has used reasonable efforts to resolve the effects of the specific occurrence or event.

15.4
Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust's shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, "personal information" shall mean (i) an individual's name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person's account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual's account. Notwithstanding the foregoing "personal information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5
Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6
Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7
Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8
Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.9
Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.11
Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12
Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust
Transfer Agency
Attention: Compliance
100 Huntington Ave
Copley Place Tower 2, Floor 3.
Boston, MA 02116

With a copy to:
State Street Bank and Trust Company
Legal Division- Global Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Vice President and Senior Managing Counsel

(b)	If to the Fund, to:

Principal Exchange-Traded Funds
711 High Street
Des Moines, lA 50392-2080
Attn: Layne Rasmussen
Telephone: (515) 247-6783
Facsimile: (515) 248-2453

15.13
Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Fund on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust's agreement and declaration of trust, by laws or the Trust's registration statement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.14
Employment of Others. The Transfer Agent may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Transfer Agent, as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement without the consent of the Fund; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.15
Business Continuity/Disaster Recovery. The Transfer Agent will implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Transfer Agent in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Transfer Agent in its provision of services hereunder.

15.16.
Obligations of the Portfolios. This Agreement is executed on behalf of the Board as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders personally but are binding only upon the assets and property of the Fund. With respect to the obligations of each Portfolio arising hereunder, Transfer Agent shall look for payment or satisfaction of any such obligation solely to the assets of the Portfolio which such obligation relates as though Transfer Agent had separately contracted by separate written instrument with respect to each Portfolio, and in no event shall Transfer Agent have recourse, by set off or otherwise, to or against any assets of any other Portfolio.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

/s/ Gunjan Kedia
By: _________________________________________

Gunjan Kedia
Name: ________________________________

Executive Vice President
Title: _________________________________

PRINCIPAL EXCHANGE-TRADED FUNDS

/s/ Layne A. Rasmussen
By: _________________________________________

Layne A. Rasmussen
Name: ________________________________

Vice President and Controller
Title: _________________________________

Schedule A

LIST OF PORTFOLIOS

1. Principal EDGE Active Income ETF